Exhibit 99.3

Form of Assignment Form

[To be executed upon assignment of Warrants]

The undersigned hereby assigns and transfers unto John Dohonue, whose Social Security Number is [                     ] and whose record address is [                                ] the rights represented by the attached Warrant Certificate with respect to 1,500 Warrants to which the attached Warrant Certificate relates, and irrevocably appoints Jeffrey Mistarz as agent to transfer this security on the books of the Company.  Such agent may substitute another to act for such agent.

Signature:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate)

Signature Guarantee:

Date: